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                               RIGHTS AGREEMENT,


                         Dated as of December 19, 1994


                                 By and Between


                       Federated Department Stores, Inc.

                                      and


                             The Bank of New York,
                                as Rights Agent





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
                               TABLE OF CONTENTS
                               -----------------

                                                                                                Page
                                                                                                ----
 1.      Certain Definitions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     1

 2.      Appointment of Rights Agent  . . . . . . . . . . . . . . . . . . . . . . . . . . . .     6

 3.      Issue of Right Certificates    . . . . . . . . . . . . . . . . . . . . . . . . . . .     6

 4.      Form of Right Certificates . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     7

 5.      Countersignature and Registration  . . . . . . . . . . . . . . . . . . . . . . . . .     8

 6.      Transfer, Split Up, Combination, and Exchange
         of Right Certificates; Mutilated, Destroyed,
         Lost, or Stolen Right Certificates . . . . . . . . . . . . . . . . . . . . . . . . .     9

 7.      Exercise of Rights; Purchase Price; Expiration
         Date of Rights . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     9

 8.      Cancellation and Destruction of Right
         Certificates . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    11

 9.      Company Covenants Concerning Securities and
         Rights . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    12

10.      Record Date  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    14

11.      Adjustment of Purchase Price, Number and Kind
         of Securities, or Number of Rights . . . . . . . . . . . . . . . . . . . . . . . . .    14

12.      Certificate of Adjusted Purchase Price or
         Number of Securities . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    24

13.      Consolidation, Merger, or Sale or Transfer of
         Assets or Earning Power  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    24

14.      Fractional Rights and Fractional Securities  . . . . . . . . . . . . . . . . . . . .    27

15.      Rights of Action . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    29

16.      Agreement of Rights Holders  . . . . . . . . . . . . . . . . . . . . . . . . . . . .    30

17.      Right Certificate Holder Not Deemed a
         Stockholder  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    30

18.      Concerning the Rights Agent  . . . . . . . . . . . . . . . . . . . . . . . . . . . .    31

19.      Merger or Consolidation or Change of Name
         of Rights Agent  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    31

20.      Duties of Rights Agent . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    32

21.      Change of Rights Agent . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    34


                                      (i)

                                                                                                Page
                                                                                                ----
22.      Issuance of New Right Certificates . . . . . . . . . . . . . . . . . . . . . . . . .    35

23.      Redemption . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    36

24.      Notice of Certain Events . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    37

25.      Notices  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    38

26.      Supplements and Amendments . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    38

27.      Exchange . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    39

28.      Successors; Certain Covenants  . . . . . . . . . . . . . . . . . . . . . . . . . . .    40

29.      Benefits of this Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    41

30.      Severability . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    41

31.      Governing Law  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    41

32.      Counterparts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    41

33.      Descriptive Headings . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    41


Exhibit A . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   A-1

Exhibit B . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   B-1



                                     (ii)

                                RIGHTS AGREEMENT
                                ----------------


         This RIGHTS AGREEMENT, dated as of December 19, 1994 (this "Agreement"), is made and entered into by and between Federated Department Stores, Inc., a Delaware corporation (the "Company"), and The Bank of New York, a New York banking corporation (the "Rights Agent").

                                    RECITALS
                                    --------

         A. A plan of reorganization of R.H. Macy & Co. (a predecessor to the Company, "Macy") and certain of its subsidiaries (as amended, the "Plan of Reorganization") proposed by Federated Department Stores, Inc. (a predecessor to the Company, "Old Federated") and Macy was confirmed by the United States Bankruptcy Court for the Southern District of New York on December 8, 1994.

         B. Pursuant to the Plan of Reorganization and the related Agreement and Plan of Merger (the "Merger Agreement") between Old Federated and Macy, Old Federated was merged with Macy (the "Merger").

         C. The Plan of Reorganization provides for the execution and delivery of this Agreement by the Company, and this Agreement has been approved and adopted by the Board of Directors of Old Federated, on behalf of the Company, effective as of the effective time of the Merger.

         D. The Plan of Reorganization, the Merger Agreement, and this Agreement contemplate that each Common Share (as hereinafter defined) issued pursuant to the Plan of Reorganization or the Merger Agreement will be accompanied by one right (a "Right"), each Right initially representing the right to purchase one one-hundredth of a Preferred Share (as hereinafter defined), on the terms and subject to the conditions herein set forth.

         E. This Agreement further contemplates the issuance of one Right with respect to each Common Share issued or delivered by the Company (whether originally issued or delivered from the Company's treasury) after the date hereof but prior to the earlier of the Distribution Date (as hereinafter defined) and the Expiration Date (as hereinafter defined).

         NOW, THEREFORE, in consideration of the mutual agreements herein set forth, the parties hereto hereby agree as follows:

         1. CERTAIN DEFINITIONS. For purposes of this Agreement, the following terms have the meanings indicated:

         (a) "ACQUIRING PERSON" means any Person (other than the Company or any Subsidiary of the Company or any employee benefit or stock ownership plan of the Company or of any Subsidiary of the Company or any entity holding Common Shares for or pursuant to the terms of any such plan) who or which, together with all Affiliates and Associates of such Person, is the Beneficial Owner of 20% or more of the then-outstanding Common Shares; PROVIDED, HOWEVER, that a Person will not be deemed to have become an Acquiring Person solely as a result of a reduction in the number of Common Shares outstanding unless and until (i) such time as such Person or any Affiliate or Associate of such Person thereafter becomes the Beneficial Owner of any additional Common Shares, other than as a result of a stock dividend, stock split, or similar transaction effected by the Company in which all holders of Common Shares are treated equally, or (ii) any other Person who is the Beneficial Owner of any Common Shares thereafter becomes an Affiliate or Associate of such Person; PROVIDED, FURTHER, HOWEVER, that a Person will not be deemed to have become an Acquiring Person solely by reason of such Person, and the Affiliates and Associates of such Person, receiving, or having the right to receive, Common Shares or securities that are convertible into, or exercisable or exchangeable for, Common Shares pursuant to the Plan of Reorganization unless and until such time on or after the Effective Date (as such term is defined in the Plan of Reorganization) as (A) such Person or any Affiliate or Associate of such Person becomes the Beneficial Owner of additional Common Shares representing 1% or more of the then-outstanding Common Shares other than pursuant to the Plan of Reorganization or as a result of a stock dividend, stock split, or similar transaction effected by the Company in which all holders of Common Shares are treated equally or (B) any other Person who is the Beneficial Owner of Common Shares representing 1% or more of the then-outstanding Common Shares becomes an Affiliate or Associate of such Person.

         (b) "AFFILIATE" and "ASSOCIATE" will have the respective meanings ascribed to such terms in Rule 12b-2 of the General Rules and Regulations under the Exchange Act, as in effect on the date of this Agreement.

         (c) A Person will be deemed the "BENEFICIAL OWNER" of, and to "BENEFICIALLY OWN," any securities:

                   (i) which such Person or any of such Person's Affiliates or Associates, directly or indirectly, has the right to acquire (whether such right is exercisable immediately or only after the passage of time) pursuant to the Plan of Reorganization or any agreement, arrangement, or understanding (whether or not in writing), or upon the exercise of conversion rights, exchange rights, warrants, options, or other rights (in each case, other than upon exercise or exchange of the

         Rights); PROVIDED, HOWEVER, that a Person will not be deemed the Beneficial Owner of, or to beneficially own, securities tendered pursuant to a tender or exchange offer made by or on behalf of such Person or any of such Person's Affiliates or Associates until such tendered securities are accepted for purchase or exchange; or

                  (ii) which such Person or any of such Person's Affiliates or Associates, directly or indirectly, has the right to vote or dispose of, including pursuant to any agreement, arrangement, or understanding (whether or not in writing); or

                 (iii) of which any other Person is the Beneficial Owner, if such Person or any of such Person's Affiliates or Associates has any agreement, arrangement, or understanding (whether or not in writing) with such other Person (or any of such other Person's Affiliates or Associates) with respect to acquiring, holding, voting, or disposing of any securities of the Company;

PROVIDED, HOWEVER, that a Person will not be deemed the Beneficial Owner of, or to beneficially own, any security (A) if such Person has the right to vote such security pursuant to an agreement, arrangement, or understanding (whether or not in writing) which (1) arises solely from a revocable proxy given to such Person in response to a public proxy or consent solicitation made pursuant to, and in accordance with, the applicable rules and regulations of the Exchange Act and (2) is not also then reportable on Schedule 13D under the Exchange Act (or any comparable or successor report), or (B) if such beneficial ownership arises solely as a result of such Person's status as a "clearing agency", as defined in Section 3(a)(23) of the Exchange Act; PROVIDED, FURTHER, HOWEVER, that nothing in this paragraph (c) will cause a Person engaged in business as an underwriter of securities to be the Beneficial Owner of, or to beneficially own, any securities acquired through such Person's participation in good faith in an underwriting syndicate until the expiration of 40 calendar days after the date of such acquisition, or such later date as the Board of Directors of the Company may determine in any specific case.

         (d) "BUSINESS DAY" means any day other than a Saturday, Sunday, or a day on which banking institutions in the State of New York (or such other state in which the principal office of the Rights Agent is located) are authorized or obligated by law or executive order to close.

         (e) "CLOSE OF BUSINESS" on any given date means 5:00 P.M., Eastern Time, on such date; PROVIDED, HOWEVER, that if such date is not a Business Day it means 5:00 P.M., Eastern time, on the next succeeding Business Day.





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




         (f) "COMMON SHARES" when used with reference to the Company means the shares of Common Stock, par value $.01 per share, of the Company; PROVIDED, HOWEVER, that, if the Company is the continuing or surviving corporation in a transaction described in Section 11(a)(ii) or Section 13(a)(ii), "Common Shares" when used with reference to the Company means the capital stock or equity security with the greatest aggregate voting power of the Company. "Common Shares" when used with reference to any corporation or other legal entity other than the Company, including an Issuer, means the capital stock or equity security with the greatest aggregate voting power of such corporation or other legal entity.

         (g) "COMPANY" means Federated Department Stores, Inc., a Delaware corporation and the successor by merger of Old Federated and Macy.

         (h) "DISTRIBUTION DATE" means the earliest of: (i) the Close of Business on the tenth Business Day (or, unless the Distribution Date has previously occurred, such later date as may be specified by the Board of Directors of the Company) after the Share Acquisition Date, (ii) the Close of Business on the tenth Business Day (or, unless the Distribution Date has previously occurred, such later date as may be specified by the Board of Directors of the Company) after the date of the commencement of a tender or exchange offer by any Person (other than the Company or any Subsidiary of the Company or any employee benefit or stock ownership plan of the Company or of any Subsidiary of the Company or any entity holding Common Shares for or pursuant to the terms of any such plan), if upon the consummation thereof such Person would be the Beneficial Owner of 20% or more of the outstanding Common Shares, and (iii) the Close of Business on the tenth Business Day after the first date of public announcement by the Company (by press release, filing made with the Securities and Exchange Commission, or otherwise) of the first occurrence of a Triggering Event.

         (i) "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended.

         (j) "EXPIRATION DATE" means the earliest of (i) the Close of Business on the Final Expiration Date, (ii) the time at which the Rights are redeemed as provided in Section 23, and (iii) the time at which all exercisable Rights are exchanged as provided in Section 27.

         (k) "FINAL EXPIRATION DATE" means the tenth anniversary of the date hereof.

         (l) "FLIP-IN EVENT" means any event described in clauses (A), (B), or (C) of Section 11(a)(ii).

         (m)     "FLIP-OVER EVENT" means any event described in clauses (i),
(ii), or (iii) of Section 13(a).

         (n)     "ISSUER" has the meaning set forth in Section 13(b).

         (o) "NASDAQ" means the National Association of Securities Dealers, Inc. Automated Quotation System.

         (p) "PERSON" means any individual, firm, corporation, or other legal entity, and includes any successor (by merger or otherwise) of such entity.

         (q) "PREFERRED SHARES" means shares of Series A Junior Participating Preferred Stock, par value $.01 per share, of the Company having the rights and preferences set forth in the form of Certificates of Designation of Series A Junior Participating Preferred Stock attached to this Agreement as Exhibit A.

         (r) "PURCHASE PRICE" means initially $62.50 per one one-hundredth of a Preferred Share, subject to adjustment from time to time as provided in this Agreement.

         (s) "REDEMPTION PRICE" means $0.03 per Right, subject to adjustment by resolution of the Board of Directors of the Company to reflect any stock split, stock dividend, or similar transaction occurring after the date hereof.

         (t) "RIGHT" has the meaning set forth in the Recitals to this Agreement.

         (u) "RIGHT CERTIFICATES" means certificates evidencing the Rights, in substantially the form of Exhibit B attached hereto.

         (v) "RIGHTS AGENT" means The Bank of New York, a New York banking corporation, unless and until a successor Rights Agent has become such pursuant to the terms of this Agreement, and thereafter, "Rights Agent" means such successor Rights Agent.

         (w)     "SECURITIES ACT" means the Securities Act of 1933, as amended.

         (x) "SHARE ACQUISITION DATE" means the first date of public announcement by the Company (by press release, filing made with the Securities and Exchange Commission, or otherwise) that an Acquiring Person has become such.

         (y) "SUBSIDIARY" when used with reference to any Person means any corporation or other legal entity of which a majority of the voting power of the voting equity securities or equity interests is owned, directly or indirectly, by such

Person; PROVIDED, HOWEVER, that for purposes of Section 13(b), "Subsidiary" when used with reference to any Person means any corporation or other legal entity of which at least 20% of the voting power of the voting equity securities or equity interests is owned, directly or indirectly, by such Person.

         (z) "TRADING DAY" means any day on which the principal national securities exchange on which the Common Shares are listed or admitted to trading is open for the transaction of business or, if the Common Shares are not listed or admitted to trading on any national securities exchange, a Business Day.

         (aa)    "TRIGGERING EVENT" means any Flip-in Event or Flip-over Event.

         2. APPOINTMENT OF RIGHTS AGENT. The Company hereby appoints the Rights Agent to act as agent for the Company and the holders of the Rights (who, in accordance with Section 3, will also be, prior to the Distribution Date, the holders of the Common Shares) in accordance with the terms and conditions hereof, and the Rights Agent hereby accepts such appointment and hereby certifies that it complies with the requirements of the New York Stock Exchange governing transfer agents and registrars. The Company may from time to time act as Co-Rights Agent or appoint such Co-Rights Agents as it may deem necessary or desirable. Any actions which may be taken by the Rights Agent pursuant to the terms of this Agreement may be taken by any such Co-Rights Agent. To the extent that any Co-Rights Agent takes any action pursuant to this Agreement, such Co-Rights Agent will be entitled to all of the rights and protections of, and subject to all of the applicable duties and obligations imposed upon, the Rights Agent pursuant to the terms of this Agreement.

         3.      ISSUE OF RIGHT CERTIFICATES.  (a) Until the Distribution Date,
(i) the Rights will be evidenced by the certificates representing Common Shares registered in the names of the record holders thereof (which certificates representing Common Shares will also be deemed to be Right Certificates), (ii) the Rights will be transferable only in connection with the transfer of the underlying Common Shares, and (iii) the surrender for transfer of any certificates evidencing Common Shares in respect of which Rights have been issued will also constitute the transfer of the Rights associated with the Common Shares evidenced by such certificates.

         (b) Rights will be issued by the Company in respect of all Common Shares (other than Common Shares issued upon the exercise or exchange of any Right) issued or delivered by the Company (whether originally issued or delivered from the Company's treasury) after the date hereof but prior to the earlier of the Distribution Date and the Expiration Date. Certificates evidencing such Common Shares will have stamped on, impressed on, printed on, written on, or otherwise affixed to them the following legend or such similar legend as the Company may deem appropriate and as is not inconsistent with the provisions of this Agreement, or as may be required to comply with any applicable law or with any rule or regulation made pursuant thereto or with any rule or regulation of any stock exchange or transaction reporting system on which the Common Shares may from time to time be listed or quoted, or to conform to usage:

         This Certificate also evidences and entitles the holder hereof to certain Rights as set forth in a Rights Agreement between Federated Department Stores, Inc. and The Bank of New York, a New York banking corporation (the "Rights Agreement"), the terms of which are hereby incorporated herein by reference and a copy of which is on file at the principal executive offices of Federated Department Stores, Inc. The Rights are not exercisable prior to the occurrence of certain events specified in the Rights Agreement. Under certain circumstances, as set forth in the Rights Agreement, such Rights may be redeemed, may expire, may be amended, or may be evidenced by separate certificates and no longer be evidenced by this Certificate. Federated Department Stores, Inc. will mail to the holder of this Certificate a copy of the Rights Agreement without charge promptly after receipt of a written request therefor. Under certain circumstances as set forth in the Rights Agreement, Rights beneficially owned by an Acquiring Person or any Affiliate or Associate of an Acquiring Person (as such terms are defined in the Rights Agreement) may become null and void.

         (c) As promptly as practicable after the Distribution Date, the Company will prepare and execute, the Rights Agent will countersign and the Company will send or cause to be sent (and the Rights Agent will, if requested, send), by first-class, insured, postage prepaid mail, to each record holder of Common Shares as of the Close of Business on the Distribution Date, at the address of such holder shown on the records of the Company, a Right Certificate evidencing one Right for each Common Share so held, subject to adjustment. As of and after the Distribution Date, the Rights will be evidenced solely by such Right Certificates.

         4. FORM OF RIGHT CERTIFICATES. The Right Certificates (and the form of election to purchase, the form of assignment, and the form of election to purchase without the payment of cash to be printed on the reverse thereof) will be substantially in the form set forth as Exhibit B hereto with such changes, marks of identification or designation, and such legends, summaries, or endorsements printed thereon as the Company may deem appropriate and as are not inconsistent with the provisions of this Agreement, or as may be required to comply with any applicable law or with any rule or regulation made pursuant thereto or with any rule or regulation of any stock exchange or transaction reporting system on which the Rights may from time to time be listed or quoted, or to conform to usage. Subject to the provisions of Section 22, the Right Certificates, whenever issued, on their face will entitle the holders thereof to purchase such number of one one-hundredths of a Preferred Share as are set forth therein at the Purchase Price set forth therein, but the Purchase Price, the number and kind of securities issuable upon exercise of each Right, and the number of Rights outstanding will be subject to adjustment as provided herein.

         5. COUNTERSIGNATURE AND REGISTRATION. (a) The Right Certificates will be executed on behalf of the Company by its Chairman of the Board, any Vice Chairman, its President, or any Vice President, either manually or by facsimile signature, and will have affixed thereto the Company's seal or a facsimile thereof which will be attested by the Secretary or an Assistant Secretary of the Company, either manually or by facsimile signature. The Right Certificates will be manually countersigned by the Rights Agent and will not be valid for any purpose unless so countersigned. In case any officer of the Company who signed any of the Right Certificates ceases to be such officer of the Company before countersignature by the Rights Agent and issuance and delivery by the Company, such Right Certificates, nevertheless, may be countersigned by the Rights Agent, and issued and delivered by the Company with the same force and effect as though the person who signed such Right Certificates had not ceased to be such officer of the Company; and any Right Certificate may be signed on behalf of the Company by any person who, at the actual date of the execution of such Right Certificate, is a proper officer of the Company to sign such Right Certificate, although at the date of the execution of this Rights Agreement any such person was not such officer.

         (b) Following the Distribution Date, the Rights Agent will keep or cause to be kept, at the principal office of the Rights Agent designated for such purpose and at such other offices as may be required to comply with any applicable law or with any rule or regulation made pursuant thereto or with any rule or regulation of any stock exchange or any transaction reporting system on which the Rights may from time to time be listed or quoted, books for registration and transfer of the Right Certificates issued hereunder. Such books will show the names and addresses of the respective holders of the Right Certificates, the number of Rights evidenced on its face by each of the Right Certificates, and the date of each of the Right Certificates.

         6. TRANSFER, SPLIT UP, COMBINATION, AND EXCHANGE OF RIGHT CERTIFICATES; MUTILATED, DESTROYED, LOST, OR STOLEN RIGHT CERTIFICATES. (a) Subject to the provisions of Sections 7(d) and 14, at any time after the Close of Business on the Distribution Date and prior to the Expiration Date, any Right Certificate or Right Certificates representing exercisable Rights may be transferred, split up, combined, or exchanged for another Right Certificate or Right Certificates, entitling the registered holder to purchase a like number of one one-hundredths of a Preferred Share (or other securities, as the case may be) as the Right Certificate or Right Certificates surrendered then entitled such holder (or former holder in the case of a transfer) to purchase. Any registered holder desiring to transfer, split up, combine, or exchange any such Right Certificate must make such request in writing delivered to the Rights Agent and must surrender the Right Certificate or Right Certificates to be transferred, split up, combined, or exchanged at the principal office of the Rights Agent designated for such purpose. Thereupon or as promptly as practicable thereafter, subject to the provisions of Sections 7(d) and 14, the Company will prepare, execute, and deliver to the Rights Agent, and the Rights Agent will countersign and deliver, a Right Certificate or Right Certificates, as the case may be, as so requested. The Company may require payment of a sum sufficient to cover any tax or governmental charge that may be imposed in connection with any transfer, split up, combination, or exchange of Right Certificates.

         (b) Upon receipt by the Company and the Rights Agent of evidence reasonably satisfactory to them of the loss, theft, destruction, or mutilation of a Right Certificate, and, in case of loss, theft, or destruction, of indemnity or security reasonably satisfactory to them, and reimbursement to the Company and the Rights Agent of all reasonable expenses incidental thereto, and upon surrender to the Rights Agent and cancellation of the Right Certificate if mutilated, the Company will prepare, execute, and deliver a new Right Certificate of like tenor to the Rights Agent and the Rights Agent will countersign and deliver such new Right Certificate to the registered holder in lieu of the Right Certificate so lost, stolen, destroyed, or mutilated.

         7.      EXERCISE OF RIGHTS; PURCHASE PRICE; EXPIRATION DATE OF RIGHTS.
(a) The registered holder of any Right Certificate may exercise the Rights evidenced thereby (except as otherwise provided herein) in whole or in part at any time after the Distribution Date and prior to the Expiration Date, upon surrender of the Right Certificate, with the form of election to purchase on the reverse side thereof duly executed, to the Rights Agent at the office or offices of the

Rights Agent designated for such purpose, together with payment in cash, in lawful money of the United States of America by certified check or bank draft payable to the order of the Company, equal to the sum of (i) the exercise price for the total number of securities as to which such surrendered Rights are exercised and (ii) an amount equal to any applicable transfer tax required to be paid by the holder of such Right Certificate in accordance with the provisions of Section 9(c). In lieu of the cash payment referred to in the immediately preceding sentence, following the occurrence of a Triggering Event, the registered holder of a Right Certificate may exercise the Rights evidenced thereby (except as otherwise provided herein) in whole or in part upon surrender of the Right Certificate as described above together with an election to exercise such Rights without payment of cash on the reverse side thereof duly completed. With respect to any Rights as to which such an election to exercise Rights without the payment of cash is made, the holder will receive a number of Common Shares or other securities having a value equal to the difference between (i) the value of the Common Shares or other securities that would have been issuable upon payment of the cash amount as described above and
(ii) the amount of such cash payment. For purposes of this Section 7(a), the value of any security will be the current per share market price thereof (or of the security as to which such security is deemed for purposes of this Agreement to be an equivalent), determined pursuant to the applicable provisions of
Section 11(d), on the date of the first occurrence of a Triggering Event.

         (b) Upon receipt of a Right Certificate representing exercisable Rights with the form of election to purchase duly executed, accompanied by either payment as described above or a duly completed election to exercise without payment of cash, the Rights Agent will promptly (i) requisition from any transfer agent of the Preferred Shares (or make available, if the Rights Agent is the transfer agent) certificates representing the number of one one-hundredths of a Preferred Share to be purchased (and the Company hereby irrevocably authorizes and directs its transfer agent to comply with all such requests), or, if the Company elects to deposit Preferred Shares issuable upon exercise of the Rights hereunder with a depositary agent, requisition from the depositary agent depositary receipts representing such number of one one-hundredths of a Preferred Share as are to be purchased (and the Company hereby irrevocably authorizes and directs such depositary agent to comply with all such requests), (ii) after receipt of such certificates (or depositary receipts, as the case may be), cause the same to be delivered to or upon the order of the registered holder of such Right Certificate, registered in such name or names as may be designated by such holder, (iii) when appropriate, requisition from the Company or any transfer agent therefor (or make available, if the Rights Agent is the transfer agent) certificates representing the number of equivalent common shares to be issued in lieu of the issuance of Common Shares in accordance with the provisions of Section 11(a)(iii), (iv) when appropriate, after receipt of such certificates, cause the same to be delivered to or upon the order of the registered holder of such Right Certificate, registered in such name or names as may be designated by such holder, (v) when appropriate, requisition from the Company the amount of cash to be paid in lieu of the issuance of fractional shares in accordance with the provisions of Section 14 or in lieu of the issuance of Common Shares in accordance with the provisions of Section 11(a)(iii), (vi) when appropriate, after receipt, deliver such cash to or upon the order of the registered holder of such Right Certificate, and (vii) when appropriate, deliver any due bill or other instrument provided to the Rights Agent by the Company for delivery to the registered holder of such Right Certificate as provided by Section 11(l).

         (c) In case the registered holder of any Right Certificate exercises less than all the Rights evidenced thereby, the Company will prepare, execute, and deliver a new Right Certificate evidencing Rights equivalent to the Rights remaining unexercised and the Rights Agent will countersign and deliver such new Right Certificate to the registered holder of such Right Certificate or to his duly authorized assigns, subject to the provisions of
Section 14.

         (d) Notwithstanding anything in this Agreement to the contrary, neither the Rights Agent nor the Company will be obligated to undertake any action with respect to any purported transfer, split up, combination, or exchange of any Right Certificate pursuant to Section 6 or exercise of a Right Certificate as set forth in this Section 7 unless the registered holder of such Right Certificate has (i) completed and signed the certificate following the form of assignment or the form of election to purchase, as applicable, set forth on the reverse side of the Right Certificate surrendered for such transfer, split up, combination, exchange, or exercise and (ii) provided such additional evidence of the identity of the Beneficial Owner (or former Beneficial Owner) or Affiliates or Associates thereof as the Company has reasonably requested.

         8. CANCELLATION AND DESTRUCTION OF RIGHT CERTIFICATES. All Right Certificates surrendered for the purpose of exercise, transfer, split up, combination, or exchange will, if surrendered to the Company or to any of its stock transfer agents, be delivered to the Rights Agent for cancellation or in canceled form, or, if surrendered to the Rights Agent, will be canceled by it, and no Right Certificates will be issued in lieu thereof except as expressly permitted by this Agreement. The Company will deliver to the Rights Agent for cancellation and retirement, and the Rights Agent will so cancel and retire, any other Right Certificate purchased or acquired by the Company otherwise than upon the exercise thereof. The Rights Agent will deliver all canceled Right Certificates to the Company, or will, at the written request of the Company, destroy such canceled Right Certificates, and in such case will deliver a certificate of destruction thereof to the Company.

         9. COMPANY COVENANTS CONCERNING SECURITIES AND RIGHTS. The Company covenants and agrees that:

                 (a) So long as the Preferred Shares (and, following the occurrence of a Triggering Event, Common Shares and/or other securities) issuable upon the exercise of the Rights may be listed on a national securities exchange, it will endeavor to cause, from and after such time as the Rights become exercisable, all securities reserved for issuance upon the exercise of Rights to be listed on such exchange upon official notice of issuance upon such exercise.

                 (b) It will take all such action as may be necessary to ensure that all Preferred Shares (and, following the occurrence of a Triggering Event, Common Shares and/or other securities) delivered upon exercise of Rights, at the time of delivery of the certificates for such securities, will be (subject to payment of the Purchase Price) duly and validly authorized and issued, fully paid, and nonassessable securities.

                 (c) It will pay when due and payable any and all federal and state transfer taxes and charges that may be payable in respect of the issuance or delivery of the Right Certificates and of any certificates representing securities issued upon the exercise of Rights; PROVIDED, HOWEVER, that the Company will not be required to pay any transfer tax or charge which may be payable in respect of any transfer or delivery of Right Certificates to a person other than, or the issuance or delivery of certificates or depositary receipts representing securities issued upon the exercise of Rights in a name other than that of, the registered holder of the Right Certificate evidencing Rights surrendered for exercise, or to issue or deliver any certificates or depositary receipts representing securities issued upon the exercise of any Rights until any such tax or charge has been paid (any such tax or charge being payable by the holder of such Right Certificate at the time of surrender) or until it has been established to the Company's reasonable satisfaction that no such tax is due.

                 (d) It will use its best efforts (i) to file on an appropriate form, as soon as practicable following the later of the first occurrence of a Triggering Event or the Distribution Date, a registration statement under the Securities Act with respect to the securities issuable upon exercise of the Rights,
         (ii) to cause such registration statement to become effective as soon as practicable after such filing, and (iii) to cause such registration statement to remain effective (with a prospectus at all times meeting the requirements of the Securities Act) until the earlier of (A) the date as of which the Rights are no longer exercisable for such securities and (B) the Expiration Date. The Company will also take such action as may be appropriate under, or to ensure compliance with, the securities or "blue sky" laws of the various states in connection with the exercisability of the Rights. The Company may temporarily suspend, for a period of time after the date set forth in clause (i) of the first sentence of this Section 9(d), the exercisability of the Rights in order to prepare and file such registration statement and to permit it to become effective. Upon any such suspension, the Company will issue a public announcement stating that the exercisability of the Rights has been temporarily suspended, as well as a public announcement at such time as the suspension is no longer in effect.
         In addition, if the Company determines that a registration statement should be filed under the Securities Act or any state securities laws following the Distribution Date, the Company may temporarily suspend the exercisability of the Rights in each relevant jurisdiction until such time as a registration statement has been declared effective and, upon any such suspension, the Company will issue a public announcement stating that the exercisability of the Rights has been temporarily suspended, as well as a public announcement at such time as the suspension is no longer in effect. Notwithstanding anything in this Agreement to the contrary, the Rights will not be exercisable in any jurisdiction if the requisite registration or qualification in such jurisdiction has not been effected or the exercise of the Rights is not permitted under applicable law.

                 (e) Notwithstanding anything in this Agreement to contrary, after the Distribution Date it will not, except as permitted by Section 23 or Section 26, take (or permit any Subsidiary to take) any action if at the time such action is taken it is reasonably foreseeable that such action will eliminate or otherwise diminish the benefits intended to be afforded by the Rights.

                 (f) In the event that the Company is obligated to issue other securities of the Company and/or pay cash pursuant to Sections 11, 13, or 14, it will make all arrangements necessary so that such other securities and/or cash are available for distribution by the Rights Agent, if and when appropriate.

         10. RECORD DATE. Each Person in whose name any certificate representing Preferred Shares (or Common Shares and/or other securities, as the case may be) is issued upon the exercise of Rights will for all purposes be deemed to have become the holder of record of the Preferred Shares (or Common Shares and/or other securities, as the case may be) represented thereby on, and such certificate will be dated, the date upon which the Right Certificate evidencing such Rights was duly surrendered and payment of the Purchase Price (and all applicable transfer taxes) was made; PROVIDED, HOWEVER, that if the date of such surrender and payment is a date upon which the Preferred Shares (or Common Shares and/or other securities, as the case may be) transfer books of the Company are closed, such Person will be deemed to have become the record holder of such securities on, and such certificate will be dated, the next succeeding Business Day on which the Preferred Shares (or Common Shares and/or other securities, as the case may be) transfer books of the Company are open. Prior to the exercise of the Rights evidenced thereby, the holder of a Right Certificate will not be entitled to any rights of a stockholder of the Company with respect to securities for which the Rights will be exercisable, including without limitation the right to vote, to receive dividends or other distributions, or to exercise any preemptive rights, and will not be entitled to receive any notice of any proceedings of the Company, except as provided herein.

         11. ADJUSTMENT OF PURCHASE PRICE, NUMBER AND KIND OF SECURITIES, OR NUMBER OF RIGHTS. The Purchase Price, the number and kind of securities issuable upon exercise of each Right, and the number of Rights outstanding are subject to adjustment from time to time as provided in this Section 11.

                   (a)    (i)     In the event that the Company at any time
         after the date of this Agreement (A) declares a dividend on the Preferred Shares payable in Preferred Shares, (B) subdivides the outstanding Preferred Shares, (C) combines the outstanding Preferred Shares into a smaller number of Preferred Shares, or (D) issues any shares of its capital stock in a reclassification of the Preferred Shares (including any such reclassification in connection with a consolidation or merger in which the Company is the continuing or surviving corporation), the Purchase Price in effect at the time of the record date for such dividend or of the effective date of such subdivision, combination, or reclassification, and/or the number and/or kind of shares of capital stock issuable on such date upon exercise of a Right, will be proportionately adjusted so that the holder of any Right exercised after such time is entitled to receive upon payment of the Purchase Price then in effect the aggregate number and kind of shares of capital stock which, if such Right had been exercised immediately prior to such date and at a time when the Preferred Shares transfer books of the Company were open, the holder of such Right would have owned upon such exercise and been entitled to receive by virtue of such dividend, subdivision, combination, or reclassification. If an event occurs which would require an adjustment under both this Section 11(a)(i) and Section 11(a)(ii) or
         Section 13, the adjustment provided for in this Section 11(a)(i) will be in addition to, and will be made prior to, any adjustment required pursuant to Section 11(a)(ii) or Section 13.

                  (ii) Subject to the provisions of Section 27, in the event that:

                          (A) any Person, at any time on or after the date of this Agreement, becomes an Acquiring Person (other than pursuant to any transaction set forth in Section 13(a)); or

                          (B) any Acquiring Person or any Affiliate or Associate of any Acquiring Person, at any time on or after the date of this Agreement at which, for any reason, the adjustments provided for in this Section 11(a)(ii) have not been theretofore effected and are not then continuing in effect pursuant to Section 11(a)(ii)(A), directly or indirectly, (1) merges into the Company or otherwise combines with the Company and the Company is the continuing or surviving corporation of such merger or combination (other than in a transaction subject to Section 13), (2) merges or otherwise combines with any Subsidiary of the Company, (3) in one or more transactions (other than in connection with the exercise or exchange of Rights or the exercise or conversion of securities exercisable for or convertible into shares of any class of capital stock of the Company or any of its Subsidiaries) transfers any assets to the Company or any of its Subsidiaries in exchange (in whole or in part) for shares of any class of capital stock of the Company or any of its Subsidiaries or for securities exercisable for or convertible into shares of any class of capital stock of the Company or any of its Subsidiaries, or otherwise obtains from the Company or any of its Subsidiaries, with or without consideration, any additional shares of any class of capital stock of the Company or any of its Subsidiaries or securities exercisable for or convertible into shares of any class of capital stock of the Company or any of its Subsidiaries (other than as part of a pro rata distribution to all holders of such shares of any class of capital stock of the Company, or any of its Subsidiaries), (4) sells, purchases, leases, exchanges, mortgages, pledges, transfers, or otherwise disposes (in one or more transactions), to, from, with, or of, as the case may be, the Company or any of its Subsidiaries (other than in a transaction subject to Section 13), assets, including securities, on terms and conditions less favorable to the Company than the Company would be able to obtain in arm's-length negotiation with an unaffiliated third party, (5) receives any compensation from the Company or any of its Subsidiaries other than compensation as a director or for full-time employment as a regular employee, in either case, at rates in accordance with the Company's (or its Subsidiaries') past practices, or (6) receives the benefit, directly or indirectly (except proportionately as a stockholder), of any loans, advances, guarantees, pledges, or other financial assistance or any tax credits or other tax advantage provided by the Company or any of its Subsidiaries; or

                          (C) during such time as there is an Acquiring Person and at any time on or after the date of this Agreement at which, for any reason, the adjustments provided for in this Section 11(a)(ii) have not been theretofore effected and are not then continuing in effect pursuant to Section 11(a)(ii)(A), there is any reclassification of securities (including any reverse stock split), or recapitalization of the Company, or any merger or consolidation of the Company with any of its Subsidiaries, or any other transaction or series of transactions involving the Company or any of its Subsidiaries (whether or not with or into or otherwise involving an Acquiring Person), other than a transaction subject to Section 13, which has the effect, directly or indirectly, of increasing by more than 1% the proportionate share of the outstanding shares of any class of equity securities or of securities exercisable for or convertible into equity securities of the Company or any of its Subsidiaries of which an Acquiring Person, or any Affiliate or Associate of any Acquiring Person, is the Beneficial Owner;

         then, and in each such case, proper provision will be made so that each holder of a Right, except as provided below, will thereafter has a right to receive, upon exercise thereof in accordance with the terms of this Agreement at an exercise price per Right equal to the product of the then-current Purchase Price multiplied by the number of one one-hundredths of a Preferred Share for which a Right was exercisable immediately prior to the first occurrence of a Triggering Event, in lieu of Preferred Shares, such number of Common Shares as equals the result obtained by (x) multiplying the then-current Purchase Price by the number of one one-hundredths of a Preferred Share for which a Right was exercisable immediately prior to the first occurrence of a Triggering Event, and dividing that product by (y) 50% of the current per share market price of the Common Shares (determined pursuant to Section 11(d)) on the date of the first occurrence of a Triggering Event. Notwithstanding anything in this Agreement to the contrary, from and after the later of the Distribution Date and the first occurrence of a Flip-in Event, (1) any Rights that are or were acquired or beneficially owned by any Acquiring Person (or any Affiliate or Associate of any Acquiring Person) will be void and any holder of such Rights will thereafter have no right to exercise such Rights under any provision of this Agreement, (2) no Right Certificate will be issued pursuant to this Agreement that represents Rights beneficially owned by any Acquiring Person or any Affiliate or Associate thereof, (3) no Right Certificate will be issued at any time upon the transfer of any Rights to any Acquiring Person or any Affiliate or Associate thereof or to any nominee of any Acquiring Person or Affiliate or Associate thereof, and (4) any Right Certificate delivered to the Rights Agent for transfer to any Acquiring Person or any Affiliate or Associate thereof will be canceled.

                 (iii) Upon the occurrence of a Flip-in Event, if there are not sufficient Common Shares authorized but unissued or issued but not outstanding to permit the issuance of all the Common Shares issuable in accordance with Section 11(a)(ii) upon the exercise of a Right, the Board of Directors of the Company will use its best efforts promptly to authorize and, subject to the provisions of Section 9(d), make available for issuance additional Common Shares or other equity securities of the Company having equivalent voting rights and an equivalent value (as determined in good faith by the Board of Directors of the Company) to the Common Shares (for purposes of this
         Section 11(a)(iii), "equivalent common shares"). In the event that equivalent common shares are so authorized, upon the exercise of a Right in accordance with the provisions of Section 7, the registered holder will be entitled to receive (A) Common Shares, to the extent any are available, and (B) a number of equivalent common shares, which the Board of Directors of the Company has determined in good faith to have a value equivalent to the excess of (x) the aggregate current per share market value of all the Common Shares issuable in accordance with Section 11(a)(ii) upon the exercise of a Right (the "Exercise Value") over (y) the aggregate current per share market value of any Common Shares available for issuance upon the exercise of such Right; PROVIDED, HOWEVER, that if at any time after 90 calendar days after the first occurrence of a Flip-in Event, there are not sufficient Common Shares and/or equivalent common shares available for issuance upon the exercise of a Right, then the Company will be obligated to deliver, upon the surrender of such Right and without requiring payment of the Purchase Price, Common Shares (to the extent available), equivalent common shares (to the extent available) and then cash (to the extent permitted by applicable law and any agreements or instruments to which the Company is a party in effect immediately prior to the first occurrence of any Flip-in Event), which securities and cash have an aggregate value equal to the excess of (1) the Exercise Value over (2) the product of the then-current Purchase Price multiplied by the number of one one-hundredths of a Preferred Share for which a Right was exercisable immediately prior to the first occurrence of a Triggering Event. To the extent that any legal or contractual restrictions prevent the Company from paying the full amount of cash payable in accordance with the foregoing sentence, the Company will pay to holders of the Rights as to which such payments are being made all amounts which are not then restricted on a pro rata basis and will continue to make payments on a pro rata basis as funds become available until the full amount due to each such Rights holder has been paid.

         (b) In the event that the Company fixes a record date for the issuance of rights, options, or warrants to all holders of Preferred Shares entitling them (for a period expiring within 45 calendar days after such record date) to subscribe for or purchase Preferred Shares (or securities having equivalent rights, privileges, and preferences as the Preferred Shares (for purposes of this Section 11(b), "equivalent preferred shares")) or securities convertible into Preferred Shares or equivalent preferred shares at a price per Preferred Share or equivalent preferred share (or having a conversion price per share, if a security convertible into Preferred Shares or equivalent preferred shares) less than the current per share market price of the Preferred Shares (determined pursuant to Section 11(d)) on such record date, the Purchase Price to be in effect after such record date will be determined by multiplying the Purchase Price in effect immediately prior to such record date by a fraction, the numerator of which is the number of Preferred Shares outstanding on such record date plus the number of Preferred Shares which the aggregate offering price of the total number of Preferred Shares and/or equivalent preferred shares so to be offered (and/or the aggregate initial conversion price of the convertible securities so to be offered) would purchase at such current per share market price and the denominator of which is the number of Preferred Shares outstanding on such record date plus the number of additional Preferred Shares and/or equivalent preferred shares to be offered for subscription or purchase (or into which the convertible securities so to be offered are initially convertible). In case such subscription price may be paid in a consideration part or all of which is in a form other than cash, the value of such consideration will be as determined in good faith by the Board of Directors of the Company, whose determination will be described in a statement filed with the Rights Agent. Preferred Shares owned by or held for the account of the Company will not be deemed outstanding for the purpose of any such computation. Such adjustment will be made successively whenever such a record date is fixed, and in the event that such rights, options, or warrants are not so issued, the Purchase Price will be adjusted to be the Purchase Price which would then be in effect if such record date had not been fixed.

         (c) In the event that the Company fixes a record date for the making of a distribution to all holders of Preferred Shares (including any such distribution made in connection with a consolidation or merger in which the Company is the continuing or surviving corporation) of evidences of indebtedness, cash (other than a regular periodic cash dividend), assets, stock (other than a dividend payable in Preferred Shares), or subscription rights, options, or warrants (excluding those referred to in Section 11(b)), the Purchase Price to be in effect after such record date will be determined by multiplying the Purchase Price in effect immediately prior to such record date by a fraction, the numerator of which is the current per share market price of the Preferred Shares (as determined pursuant to Section 11(d)) on such record date or, if earlier, the date on which Preferred Shares begin to trade on an ex-dividend or when-issued basis for such distribution, less the fair market value (as determined in good faith by the Board of Directors of the Company, whose determination will be described in a statement filed with the Rights Agent) of the portion of the evidences of indebtedness, cash, assets, or stock so to be distributed or of such subscription rights, options or warrants applicable to one Preferred Share, and the denominator of which is such current per share market price of the Preferred Shares. Such adjustments will be made successively whenever such a record date is fixed; and in the event that such distribution is not so made, the Purchase Price will again be adjusted to be the Purchase Price which would then be in effect if such record date had not been fixed.

        (d)       (i)    For the purpose of any computation hereunder, the
"current per share market price" of Common Shares on any date will be deemed to be the average of the daily closing prices per share of such Common Shares for the 30 consecutive Trading Days immediately prior to such date;PROVIDED, HOWEVER, that in the event that the current per share market price of the Common Shares is determined during a period following the announcement by the issuer of such Common Shares of (A) a dividend or distribution on such Common Shares payable in such Common Shares or securities convertible into such Common Shares (other than the Rights) or (B) any subdivision, combination, or reclassification of such Common Shares, and prior to the expiration of 30 Trading Days after the ex-dividend date for such dividend or distribution, or the record date for such subdivision, combination, or reclassification, then, and in each such case, the current per share market price will be appropriately adjusted to take into account ex-dividend trading or to reflect the current per share market price per Common Share equivalent. The closing price for each day will be the last sale price, regular way, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the New York Stock Exchange or, if the Common Shares are not listed or admitted to trading on the New York Stock Exchange, as reported in the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which the Common Shares are listed or admitted to trading or, if the Common Shares are not listed or admitted to trading on any national securities exchange, the last quoted price or, if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by NASDAQ or such other system then in use, or, if on any such date the Common Shares are not quoted by any such organization, the average of the closing bid and asked prices as furnished by a professional market maker making a market in the Common Shares selected by the Board of Directors of the Company. If the Common Shares are not publicly held or not so listed or traded, or are not the subject of available bid and asked quotes, "current per share market price" will mean the fair value per share as determined in good faith by the Board of Directors of the Company, whose determination will be described in a statement filed with the Rights Agent.

                  (ii) For the purpose of any computation hereunder, the "current per share market price" of the Preferred

         Shares will be determined in the same manner as set forth above for Common Shares in Section 11(d)(i), other than the last sentence thereof. If the current per share market price of the Preferred Shares cannot be determined in the manner provided above, the "current per share market price" of the Preferred Shares will be conclusively deemed to be an amount equal to the current per share market price of the Common Shares multiplied by one hundred (as such number may be appropriately adjusted to reflect events such as stock splits, stock dividends, recapitalizations, or similar transactions relating to the Common Shares occurring after the date of this Agreement). If neither the Common Shares nor the Preferred Shares are publicly held or so listed or traded, or the subject of available bid and asked quotes, "current per share market price" of the Preferred Shares will mean the fair value per share as determined in good faith by the Board of Directors of the Company, whose determination will be described in a statement filed with the Rights Agent. For all purposes of this Agreement, the current per share market price of one one-hundredth of a Preferred Share will be equal to the current per share market price of one Preferred Share divided by one hundred.

         (e) Except as set forth below, no adjustment in the Purchase Price will be required unless such adjustment would require an increase or decrease of at least 1% in such price; PROVIDED, HOWEVER, that any adjustments which by reason of this Section 11(e) are not required to be made will be carried forward and taken into account in any subsequent adjustment. All calculations under this Section 11 will be made to the nearest cent or to the nearest one one-millionth of a Preferred Share or one ten-thousandth of a Common Share or other security, as the case may be. Notwithstanding the first sentence of this
Section 11(e), any adjustment required by this Section 11 will be made no later than the earlier of (i) three years from the date of the transaction which requires such adjustment and (ii) the Expiration Date.

         (f) If as a result of an adjustment made pursuant to Section 11(a), the holder of any Right thereafter exercised becomes entitled to receive any securities of the Company other than Preferred Shares, thereafter the number of such other securities so receivable upon exercise of any Right will be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions with respect to the Preferred Shares contained in this Section 11, and the provisions of Sections 7, 9, 10, and 13 with respect to the Preferred Shares will apply on like terms to any such other securities.

         (g) All Rights originally issued by the Company subsequent to any adjustment made to the Purchase Price hereunder will evidence the right to purchase, at the adjusted Purchase Price, the number of one one-hundredths of a Preferred Share issuable from time to time hereunder upon exercise of the Rights, all subject to further adjustment as provided herein.

         (h)     Unless the Company has exercised its election as provided in
Section 11(i), upon each adjustment of the Purchase Price as a result of the calculations made in Section 11(b) and Section 11(c) with respect to a distribution of subscription rights, options, or warrants applicable to Preferred Shares, each Right outstanding immediately prior to the making of such adjustment will thereafter evidence the right to purchase, at the adjusted Purchase Price, that number of one one-hundredths of a Preferred Share (calculated to the nearest one one-millionth of a Preferred Share) obtained by
(i) multiplying (x) the number of one one-hundredths of a Preferred Share issuable upon exercise of a Right immediately prior to this adjustment by (y) the Purchase Price in effect immediately prior to such adjustment of the Purchase Price and (ii) dividing the product so obtained by the Purchase Price in effect immediately after such adjustment of the Purchase Price.

         (i) The Company may elect, on or after the date of any adjustment of the Purchase Price, to adjust the number of Rights in substitution for any adjustment in the number of one one-hundredths of a Preferred Share issuable upon the exercise of a Right. Each of the Rights outstanding after such adjustment of the number of Rights will be exercisable for the number of one one-hundredths of a Preferred Share for which a Right was exercisable immediately prior to such adjustment. Each Right held of record prior to such adjustment of the number of Rights will become that number of Rights (calculated to the nearest one ten-thousandth) obtained by dividing the Purchase Price in effect immediately prior to adjustment of the Purchase Price by the Purchase Price in effect immediately after adjustment of the Purchase Price. The Company will make a public announcement of its election to adjust the number of Rights, indicating the record date for the adjustment, and, if known at the time, the amount of the adjustment to be made. This record date may be the date on which the Purchase Price is adjusted or any day thereafter, but, if the Right Certificates have been issued, will be at least 10 calendar days later than the date of the public announcement. If Right Certificates have been issued, upon each adjustment of the number of Rights pursuant to this
Section 11(i), the Company will, as promptly as practicable, cause to be distributed to holders of record of Right Certificates on such record date Right Certificates evidencing, subject to the provisions of Section 14, the additional Rights to which such holders are entitled as a result of such adjustment, or, at the option of the Company, will cause to be distributed to such holders of record in substitution and replacement for the Right Certificates held by such holders prior to the date of adjustment, and upon surrender thereof if required by the Company, new Right Certificates evidencing all the Rights to which such holders are entitled after such adjustment. Right Certificates so to be distributed will be issued, executed, and countersigned in the manner provided for herein (and may bear, at the option of the Company, the adjusted Purchase Price) and will be registered in the names of the holders of record of Right Certificates on the record date specified in the public announcement.

         (j) Without respect to any adjustment or change in the Purchase Price or the number or kind of securities issuable upon the exercise of the Rights, the Right Certificates theretofore and thereafter issued may continue to express the Purchase Price and the number and kind of securities which were expressed in the initial Right Certificate issued hereunder.

         (k) Before taking any action that would cause an adjustment reducing the Purchase Price below one one-hundredth of the then par value, if any, of the Preferred Shares or below the then par value, if any, of any other securities of the Company issuable upon exercise of the Rights, the Company will take any corporate action which may, in the opinion of its counsel, be necessary in order that the Company may validly and legally issue fully paid and nonassessable Preferred Shares or such other securities, as the case may be, at such adjusted Purchase Price.

         (l) In any case in which this Section 11 otherwise requires that an adjustment in the Purchase Price be made effective as of a record date for a specified event, the Company may elect to defer until the occurrence of such event the issuance to the holder of any Right exercised after such record date the number of Preferred Shares or other securities of the Company, if any, issuable upon such exercise over and above the number of Preferred Shares or other securities of the Company, if any, issuable upon such exercise on the basis of the Purchase Price in effect prior to such adjustment; PROVIDED, HOWEVER, that the Company delivers to such holder a due bill or other appropriate instrument evidencing such holder's right to receive such additional Preferred Shares or other securities upon the occurrence of the event requiring such adjustment.

         (m) Notwithstanding anything in this Agreement to the contrary, the Company will be entitled to make such reductions in the Purchase Price, in addition to those adjustments expressly required by this Section 11, as and to the extent that in its good faith judgment the Board of Directors of the Company determines to be advisable in order that any (i) consolidation or subdivision of the Preferred

Shares, (ii) issuance wholly for cash of Preferred Shares at less than the current per share market price therefor, (iii) issuance wholly for cash of Preferred Shares or securities which by their terms are convertible into or exchangeable for Preferred Shares, (iv) stock dividends, or (v) issuance of rights, options or warrants referred to in this Section 11, hereafter made by the Company to holders of its Preferred Shares is not taxable to such stockholders.

         (n) Notwithstanding anything in this Agreement to the contrary, in the event that the Company at any time after the date of this Agreement and prior to the Distribution Date (i) declares a dividend on the outstanding Common Shares payable in Common Shares, (ii) subdivides the outstanding Common Shares, (iii) combines the outstanding Common Shares into a smaller number of shares, or (iv) issues any shares of its capital stock in a reclassification of the outstanding Common Shares (including any such reclassification in connection with a consolidation or merger in which the Company is the continuing or surviving corporation), the number of Rights associated with each Common Share then outstanding, or issued, or delivered thereafter but prior to the Distribution Date, will be proportionately adjusted so that the number of Rights thereafter associated with each Common Share following any such event equals the result obtained by multiplying the number of Rights associated with each Common Share immediately prior to such event by a fraction the numerator of which is the total number of Common Shares outstanding immediately prior to the occurrence of the event and the denominator of which is the total number of Common Shares outstanding immediately following the occurrence of such event. The adjustments provided for in this Section 11(n) will be made successively whenever such a dividend is paid or such a subdivision, combination or reclassification is effected.

         12. CERTIFICATE OF ADJUSTED PURCHASE PRICE OR NUMBER OF SECURITIES. Whenever an adjustment is made as provided in Section 11 or
Section 13, the Company will promptly (a) prepare a certificate setting forth such adjustment and a brief statement of the facts accounting for such adjustment, (b) file with the Rights Agent and with each transfer agent for the Preferred Shares and the Common Shares a copy of such certificate, and (c) if such adjustment is made after the Distribution Date, mail a brief summary of such adjustment to each holder of a Right Certificate in accordance with
Section 25.

         13. CONSOLIDATION, MERGER, OR SALE OR TRANSFER OF ASSETS OR EARNING POWER. (a) In the event that:

                   (i) following the Share Acquisition Date, the Company consolidates with, or merges with or into, any other Person and the Company is not the continuing or surviving corporation of such consolidation or merger; or

                  (ii) following the Share Acquisition Date, any Person consolidates with the Company, or merges with or into the Company, and the Company is the continuing or surviving corporation of such merger or consolidation and, in connection with such merger or consolidation, all or part of the Common Shares is changed into or exchanged for stock or other securities of any other Person or cash or any other property; or

                 (iii) following the Share Acquisition Date, the Company, directly or indirectly, sells or otherwise transfers (or one or more of its Subsidiaries sells or otherwise transfers), in one or more transactions, assets or earning power (including without limitation securities creating any obligation on the part of the Company and/or any of its Subsidiaries) representing in the aggregate more than 50% of the assets or earning power of the Company and its Subsidiaries (taken as a whole) to any Person or Persons;

then, and in each such case, proper provision will be made so that (A) each holder of a Right thereafter has the right to receive, upon the exercise thereof in accordance with the terms of this Agreement at an exercise price per Right equal to the product of the then-current Purchase Price multiplied by the number of one one-hundredths of a Preferred Share for which a Right was exercisable immediately prior to the first occurrence of a Triggering Event, such number of validly authorized and issued, fully paid, nonassessable, and freely tradeable Common Shares of the Issuer, free and clear of any liens, encumbrances, and other adverse claims and not subject to any rights of call or first refusal, as equals the result obtained by (x) multiplying the then-current Purchase Price by the number of one one-hundredths of a Preferred Share for which a Right is exercisable immediately prior to the first occurrence of a Triggering Event and dividing that product by (y) 50% of the current per share market price of the Common Shares of the Issuer (determined pursuant to Section 11(d)), on the date of consummation of such Flip-over Event; (B) the Issuer will thereafter be liable for, and will assume, by virtue of the consummation of such Flip-over Event, all the obligations and duties of the Company pursuant to this Agreement; (C) the term "Company" will thereafter be deemed to refer to the Issuer; and (D) the Issuer will take such steps (including without limitation the reservation of a sufficient number of its Common Shares to permit the exercise of all outstanding Rights) in connection with such consummation as may be necessary to assure that the provisions hereof are thereafter applicable, as nearly as reasonably may be possible, in relation to its Common Shares thereafter deliverable upon the exercise of the Rights.

         (b) For purposes of this Section 13, "Issuer" means (i) in the case of any Flip-over Event described in Sections 13(a)(i) or (ii) above, the Person that is the continuing, surviving, resulting, or acquiring Person (including the Company as the continuing or surviving corporation of a transaction described in Section 13(a)(ii) above), and (ii) in the case of any Flip-over Event described in Section 13(a)(iii) above, the Person that is the party receiving the greatest portion of the assets or earning power (including without limitation securities creating any obligation on the part of the Company and/or any of its Subsidiaries) transferred pursuant to such transaction or transactions; PROVIDED, HOWEVER, that, in any such case, (A) if
(1) no class of equity security of such Person is, at the time of such merger, consolidation, or transaction and has been continuously over the preceding 12-month period, registered pursuant to Section 12 of the Exchange Act, and (2) such Person is a Subsidiary, directly or indirectly, of another Person, a class of equity security of which is and has been so registered, the term "Issuer" means such other Person; and (B) in case such Person is a Subsidiary, directly or indirectly, of more than one Person, a class of equity security of two or more of which are and have been so registered, the term "Issuer" means whichever of such Persons is the issuer of the equity security having the greatest aggregate market value. Notwithstanding the foregoing, if the Issuer in any of the Flip-over Events listed above is not a corporation or other legal entity having outstanding equity securities, then, and in each such case, (x) if the Issuer is directly or indirectly wholly owned by a corporation or other legal entity having outstanding equity securities, then all references to Common Shares of the Issuer will be deemed to be references to the Common Shares of the corporation or other legal entity having outstanding equity securities which ultimately controls the Issuer, and (y) if there is no such corporation or other legal entity having outstanding equity securities, (I) proper provision will be made so that the Issuer creates or otherwise makes available for purposes of the exercise of the Rights in accordance with the terms of this Agreement, a kind or kinds of security or securities having a fair market value at least equal to the economic value of the Common Shares which each holder of a Right would have been entitled to receive if the Issuer had been a corporation or other legal entity having outstanding equity securities; and (II) all other provisions of this Agreement will apply to the issuer of such securities as if such securities were Common Shares.

         (c) The Company will not consummate any Flip-over Event, unless the Issuer has a sufficient number of authorized Common Shares (or other securities as contemplated in Section 13(b) above) which have not been issued or reserved for issuance to permit the exercise in full of the Rights in accordance with this Section 13 and unless prior to such consummation the Company and the Issuer have executed and delivered to the Rights Agent a supplemental agreement providing for the terms set forth in subsections (a) and (b) of this Section 13 and further providing that as promptly as practicable after the consummation of any Flip-over Event, the Issuer will:

                   (i) prepare and file a registration statement under the Securities Act with respect to the Rights and the securities issuable upon exercise of the Rights on an appropriate form, and use its best efforts to cause such registration statement to (A) become effective as soon as practicable after such filing and (B) remain effective (with a prospectus at all times meeting the requirements of the Securities Act) until the Expiration Date;

                  (ii) take all such action as may be appropriate under, or to ensure compliance with, the securities or "blue sky" laws of the various states in connection with the exercisability of the Rights; and

                 (iii) deliver to holders of the Rights historical financial statements for the Issuer and each of its Affiliates which comply in all respects with the requirements for registration on Form 10 under the Exchange Act.

         (d) The provisions of this Section 13 will similarly apply to successive mergers or consolidations or sales or other transfers. In the event that a Flip-over Event occurs at any time after the occurrence of a Flip-in Event, except for Rights that have become void pursuant to Section 11(a)(ii), the Rights which have not theretofore been exercised will thereafter become exercisable in the manner described in Section 13(a).

         14. FRACTIONAL RIGHTS AND FRACTIONAL SECURITIES. (a) The Company will not be required to issue fractions of Rights or to distribute Right Certificates which evidence fractional Rights. In lieu of such fractional Rights, the Company will pay as promptly as practicable to the registered holders of the Right Certificates with regard to which such fractional Rights otherwise would be issuable, an amount in cash equal to the same fraction of the current market value of a whole Right. For the purposes of this Section 14(a), the current market value of a whole Right is the closing price of the Rights for the Trading Day immediately prior to the date on which such fractional Rights otherwise would have been issuable. The closing price for any day is the last sale price, regular way, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the New York Stock Exchange or, if the Rights are not listed or admitted to trading on the New York Stock Exchange, as reported in the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which the Rights are listed or admitted to trading or, if the Rights are not listed or admitted to trading on any national securities exchange, the last quoted price or, if not so quoted, the average of the high bid and low asked prices in the over-the- counter market, as reported by NASDAQ or such other system then in use or, if on any such date the Rights are not quoted by any such organization, the average of the closing bid and asked prices as furnished by a professional market maker making a market in the Rights selected by the Board of Directors of the Company. If on any such date no such market maker is making a market in the Rights the fair value of the Rights on such date as determined in good faith by the Board of Directors of the Company will be used.

         (b) The Company will not be required to issue fractions of Preferred Shares (other than fractions which are integral multiples of one one-hundredth of a Preferred Share) upon exercise of the Rights or to distribute certificates which evidence fractional Preferred Shares (other than fractions which are integral multiples of one one-hundredth of a Preferred Share). Fractions of Preferred Shares in integral multiples of one one-hundredth of a Preferred Share may, at the election of the Company, be evidenced by depositary receipts pursuant to an appropriate agreement between the Company and a depositary selected by it, provided that such agreement provides that the holders of such depositary receipts have all the rights, privileges, and preferences to which they are entitled as beneficial owners of the Preferred Shares represented by such depositary receipts. In lieu of fractional Preferred Shares that are not integral multiples of one one-hundredth of a Preferred Share, the Company may pay to any Person to whom or which such fractional Preferred Shares would otherwise be issuable an amount in cash equal to the same fraction of the current market value of one Preferred Share. For purposes of this Section 14(b), the current market value of one Preferred Share is the closing price of the Preferred Shares (as determined in the same manner as set forth for Common Shares in the second sentence of
Section 11(d)(i)) for the Trading Day immediately prior to the date of such exercise; PROVIDED, HOWEVER, that if the closing price of the Preferred Shares cannot be so determined, the closing price of the Preferred Shares for such Trading Day will be conclusively deemed to be an amount equal to the closing price of the Common Shares (determined pursuant to the second sentence of Section 11(d)(i)) for such Trading Day multiplied by one hundred (as such number may be appropriately adjusted to reflect events such as stock splits, stock dividends, recapitalizations, or similar transactions relating to the Common Shares occurring after the date of this Agreement); provided further, however, that if neither the Common Shares nor the Preferred Shares are publicly held or listed or admitted to trading on any national securities exchange, or the subject of available bid and asked quotes, the current market value of one Preferred Share will be determined in good faith by the Board of Directors of the Company.

         (c) Following the occurrence of a Triggering Event, the Company will not be required to issue fractions of Common Shares or other securities issuable upon exercise or exchange of the Rights or to distribute certificates which evidence any such fractional securities. In lieu of issuing any such fractional securities, the Company may pay to any Person to whom or which such fractional securities would otherwise be issuable an amount in cash equal to the same fraction of the current market value of one such security. For purposes of this Section 14(c), the current market value of one Common Share or other security issuable upon the exercise or exchange of Rights is the closing price thereof (as determined in the same manner as set forth for Common Shares in the second sentence of Section 11(d)(i)) for the Trading Day immediately prior to the date of such exercise or exchange; PROVIDED, HOWEVER, that if neither the Common Shares nor any such other securities are publicly held or listed or admitted to trading on any national securities exchange, or the subject of available bid and asked quotes, the current market value of one Common Share or such other security will be determined in good faith by the Board of Directors of the Company.

         15. RIGHTS OF ACTION. All rights of action in respect of this Agreement, excepting the rights of action given to the Rights Agent under
Section 18, are vested in the respective registered holders of the Right Certificates (and, prior to the Distribution Date, the registered holders of the Common Shares); and any registered holder of any Right Certificate (or, prior to the Distribution Date, of the Common Shares), without the consent of the Rights Agent or of the holder of any other Right Certificate (or, prior to the Distribution Date, of the holder of any Common Shares), may in his own behalf and for his own benefit enforce, and may institute and maintain any suit, action, or proceeding against the Company to enforce, or otherwise act in respect of, his right to exercise the Rights evidenced by such Right Certificate, Common Share certificate in the manner provided in such Right Certificate and in this Agreement. Without limiting the foregoing or any remedies available to the holders of Rights, it is specifically acknowledged that the holders of Rights would not have an adequate remedy at law for any breach of this Agreement and will be entitled to specific performance of the obligations under this Agreement, and injunctive relief against actual or threatened violations of the obligations of any Person subject to this Agreement.

         16. AGREEMENT OF RIGHTS HOLDERS. Every holder of a Right by accepting the same consents and agrees with the Company and the Rights Agent and with every other holder of a Right that:

                 (a) Prior to the Distribution Date, the Rights are transferable only in connection with the transfer of the Common Shares;

                 (b) After the Distribution Date, the Right Certificates are transferable only on the registry books of the Rights Agent if surrendered at the principal office of the Rights Agent designated for such purpose, duly endorsed or accompanied by a proper instrument of transfer;

                 (c) The Company and the Rights Agent may deem and treat the person in whose name the Right Certificate (or, prior to the Distribution Date, the associated Common Share certificate) is registered as the absolute owner thereof and of the Rights evidenced thereby (notwithstanding any notations of ownership or writing on the Right Certificate or the associated Common Share certificate made by anyone other than the Company or the Rights Agent) for all purposes whatsoever, and neither the Company nor the Rights Agent will be affected by any notice to the contrary;

                 (d) Such holder expressly waives any right to receive any fractional Rights and any fractional securities upon exercise or exchange of a Right, except as otherwise provided in Section 14.

                 (e) Notwithstanding anything in this Agreement to the contrary, neither the Company nor the Rights Agent will have any liability to any holder of a Right or other Person as a result of its inability to perform any of its obligations under this Agreement by reason of any preliminary or permanent injunction or other order, decree, or ruling issued by a court of competent jurisdiction or by a governmental, regulatory, or administrative agency or commission, or any statute, rule, regulation, or executive order promulgated or enacted by any governmental authority, prohibiting or otherwise restraining performance of such obligation; PROVIDED, HOWEVER, that the Company will use its best efforts to have any such order, decree, or ruling lifted or otherwise overturned as soon as possible.

         17. RIGHT CERTIFICATE HOLDER NOT DEEMED A STOCKHOLDER. No holder, as such, of any Right Certificate will be entitled to vote, receive dividends, or be deemed for any purpose the holder of the Preferred Shares or any other securities of the Company which may at any time be issuable upon the exercise of the Rights represented thereby, nor will anything contained herein or in any Right Certificate be construed to confer upon the holder of any Right Certificate, as such, any of the rights of a stockholder of the Company or any right to vote for the election of Directors or upon any matter submitted to stockholders at any meeting thereof, or to give or withhold consent to any corporate action, or to receive notice of meetings or other actions affecting stockholders (except as provided in Section 24), or to receive dividends or subscription rights, or otherwise, until the Right or Rights evidenced by such Right Certificate have been exercised in accordance with the provisions of this Agreement or exchanged pursuant to the provisions of Section 27.

         18. CONCERNING THE RIGHTS AGENT. (a) The Company will pay to the Rights Agent reasonable compensation for all services rendered by it hereunder and, from time to time, on demand of the Rights Agent, its reasonable expenses and counsel fees and other disbursements incurred in the administration and execution of this Agreement and the exercise and performance of its duties hereunder. The Company will also indemnify the Rights Agent for, and to hold it harmless against, any loss, liability, suit, action, proceeding, or expense, incurred without negligence, bad faith, or willful misconduct on the part of the Rights Agent, for anything done or omitted by the Rights Agent in connection with the acceptance and administration of this Agreement, including the costs and expenses of defending against any claim of liability arising therefrom, directly or indirectly.

         (b) The Rights Agent will be protected and will incur no liability for or in respect of any action taken, suffered, or omitted by it in connection with its administration of this Agreement in reliance upon any Right Certificate or certificate evidencing Preferred Shares or other securities of the Company, instrument of assignment or transfer, power of attorney, endorsement, affidavit, letter, notice, direction, consent, certificate, statement, or other paper or document believed by it to be genuine and to be signed, executed, and, where necessary, verified or acknowledged, by the proper Person or Persons.

         19.     MERGER OR CONSOLIDATION OR CHANGE OF NAME OF RIGHTS AGENT.
(a) Any corporation into which the Rights Agent or any successor Rights Agent may be merged or with which it may be consolidated, or any corporation resulting from any merger or consolidation to which the Rights Agent or any successor Rights Agent is a party, or any corporation succeeding to the corporate trust business of the Rights Agent or any successor Rights Agent, will be the successor to the Rights Agent under this Agreement without the execution or filing of any paper or any further act on the part of any of the parties hereto, provided that such corporation would be eligible for appointment as a successor Rights Agent under the provisions of
Section 21. In case at the time such successor Rights Agent succeeds to the agency created by this Agreement, any of the Right Certificates have been countersigned but not delivered, any such successor Rights Agent may adopt the countersignature of the predecessor Rights Agent and deliver such Right Certificates so countersigned; and in case at that time any of the Right Certificates have not been countersigned, any successor Rights Agent may countersign such Right Certificates either in the name of the predecessor Rights Agent or in the name of the successor Rights Agent; and in all such cases such Right Certificates will have the full force provided in the Right Certificates and in this Agreement.

         (b) In case at any time the name of the Rights Agent changes and at such time any of the Right Certificates have been countersigned but not delivered, the Rights Agent may adopt the countersignature under its prior name and deliver Right Certificates so countersigned; and in case at that time any of the Right Certificates have not been countersigned, the Rights Agent may countersign such Right Certificates either in its prior name or in its changed name; and in all such cases such Right Certificates will have the full force provided in the Right Certificates and in this Agreement.

         20. DUTIES OF RIGHTS AGENT. The Rights Agent undertakes the duties and obligations imposed by this Agreement upon the following terms and conditions, by all of which the Company and the holders of Right Certificates, by their acceptance thereof, will be bound:

                 (a) The Rights Agent may consult with legal counsel (who may be legal counsel for the Company), and the opinion of such counsel will be full and complete authorization and protection to the Rights Agent as to any action taken or omitted by it in good faith and in accordance with such opinion.

                 (b) Whenever in the performance of its duties under this Agreement the Rights Agent deems it necessary or desirable that any fact or matter be proved or established by the Company prior to taking or suffering any action hereunder, such fact or matter (unless other evidence in respect thereof be herein specifically prescribed) may be deemed to be conclusively proved and established by a certificate signed by any one of the Chairman of the Board, the President, or any Vice President of the Company and delivered to the Rights Agent, and such certificate will be full authorization to the Rights Agent for any action taken or suffered in good faith by it under the provisions of this Agreement in reliance upon such certificate.

                 (c) The Rights Agent will be liable hereunder only for its own negligence, bad faith, or willful misconduct.

                 (d) The Rights Agent will not be liable for or by reason of any of the statements of fact or recitals contained in this Agreement or in the Right Certificates (except its countersignature thereof) or be required to verify the same, but all such statements and recitals are and will be deemed to have been made by the Company only.

                 (e) The Rights Agent will not be under any responsibility in respect of the validity of this Agreement or the execution and delivery hereof (except the due execution and delivery hereof by the Rights Agent) or in respect of the validity or execution of any Right Certificate (except its countersignature thereof); nor will it be responsible for any breach by the Company of any covenant or condition contained in this Agreement or in any Right Certificate; nor will it be responsible for any adjustment required under the provisions of Sections 11 or 13 (including any adjustment which results in Rights becoming void) or responsible for the manner, method, or amount of any such adjustment or the ascertaining of the existence of facts that would require any such adjustment (except with respect to the exercise of Rights evidenced by Right Certificates after actual notice of any such adjustment); nor will it by any act hereunder be deemed to make any representation or warranty as to the authorization or reservation of any shares of stock or other securities to be issued pursuant to this Agreement or any Right Certificate or as to whether any shares of stock or other securities will, when issued, be validly authorized and issued, fully paid, and nonassessable.

                 (f) The Company will perform, execute, acknowledge, and deliver or cause to be performed, executed, acknowledged, and delivered all such further and other acts, instruments, and assurances as may reasonably be required by the Rights Agent for the carrying out or performing by the Rights Agent of the provisions of this Agreement.

                 (g) The Rights Agent is hereby authorized and directed to accept instructions with respect to the performance of its duties hereunder from any one of the Chairman of the Board, the President, or any Vice President of the Company, and to apply to such officers for advice or instructions in connection with its duties, and it will not be liable for any action taken or suffered to be taken by it in good faith in accordance with instructions of any such officer.

                 (h) The Rights Agent and any stockholder, director, officer, or employee of the Rights Agent may buy, sell, or deal in any of the Rights or other securities of the Company or become pecuniarily interested in any transaction in which the Company may be interested, or contract with or lend money to the Company or otherwise act as fully and freely as though it were not Rights Agent under this Agreement. Nothing herein will preclude the Rights Agent from acting in any other capacity for the Company or for any other Person.

                 (i) The Rights Agent may execute and exercise any of the rights or powers hereby vested in it or perform any duty hereunder either itself or by or through its attorneys or agents, and the Rights Agent will not be answerable or accountable for any act, default, neglect, or misconduct of any such attorneys or agents or for any loss to the Company resulting from any such act, default, neglect, or misconduct, provided reasonable care was exercised in the selection and continued employment thereof. The Rights Agent will not be under any duty or responsibility to ensure compliance with any applicable federal or state securities laws in connection with the issuance, transfer, or exchange of Right Certificates.

                 (j) If, with respect to any Right Certificate surrendered to the Rights Agent for exercise, transfer, split up, combination, or exchange, the certificate attached to the form of assignment or form of election to purchase, as the case may be, has either not been completed or indicates an affirmative response to clause 1 or 2 thereof, the Rights Agent will not take any further action with respect to such requested exercise, transfer, split up, combination, or exchange without first consulting with the Company.

         21. CHANGE OF RIGHTS AGENT. The Rights Agent or any successor Rights Agent may resign and be discharged from its duties under this Agreement upon 30 calendar days' notice in writing mailed to the Company and to each transfer agent of the Preferred Shares and the Common Shares by registered or certified mail, and to the holders of the Right Certificates by first-class mail. The Company may remove the Rights Agent or any successor Rights Agent upon 30 calendar days' notice in writing, mailed to the Rights Agent or successor Rights Agent, as the case may be, and to each transfer agent of the Preferred Shares and the Common Shares by registered or certified mail, and to the holders of the Right Certificates by first-class mail. If the Rights Agent resigns or is removed or otherwise becomes incapable of acting, the Company will appoint a successor to the Rights Agent. If the Company fails to make such appointment within a period of 30 calendar days after giving notice of such removal or after it has been notified in writing of such resignation or incapacity by the resigning or incapacitated Rights Agent or by the holder of a Right Certificate (who will, with such notice, submit his Right Certificate for inspection by the Company), then the registered holder of any Right Certificate may apply to any court of competent jurisdiction for the appointment of a new Rights Agent. Any successor Rights Agent, whether appointed by the Company or by such a court, will be a corporation organized and doing business under the laws of the United States or of the States of Ohio or New York (or of any other state of the United States so long as such corporation is authorized to do business as a banking institution in the State of New York), in good standing, having a principal office in the State of New York, which is authorized under such laws to exercise corporate trust powers and is subject to supervision or examination by federal or state authority and which has at the time of its appointment as Rights Agent a combined capital and surplus of at least $50 million. After appointment, the successor Rights Agent will be vested with the same powers, rights, duties, and responsibilities as if it had been originally named as Rights Agent without further act or deed; but the predecessor Rights Agent will deliver and transfer to the successor Rights Agent any property at the time held by it hereunder, and execute and deliver any further assurance, conveyance, act, or deed necessary for the purpose. Not later than the effective date of any such appointment, the Company will file notice thereof in writing with the predecessor Rights Agent and each transfer agent of the Preferred Shares and the Common Shares, and mail a notice thereof in writing to the registered holders of the Right Certificates. Failure to give any notice provided for in this Section 21, however, or any defect therein, will not affect the legality or validity of the resignation or removal of the Rights Agent or the appointment of the successor Rights Agent, as the case may be.

         22. ISSUANCE OF NEW RIGHT CERTIFICATES. Notwithstanding any of the provisions of this Agreement or of the Rights to the contrary, the Company may, at its option, issue new Right Certificates evidencing Rights in such form as may be approved by its Board of Directors to reflect any adjustment or change in the Purchase Price per share and the number or kind of securities issuable upon exercise of the Rights made in accordance with the provisions of this Agreement. In addition, in connection with the issuance or sale by the Company of Common Shares following the Distribution Date and prior to the Expiration Date, the Company (a) will, with respect to Common Shares so issued or sold pursuant to the exercise or conversion of securities issued prior to the Distribution Date which are exercisable for, or convertible into Common Shares, and (b) may, in any other case, if deemed necessary, appropriate or desirable by the Board of Directors of the Company, issue Right Certificates representing an equivalent number of Rights as would have been issued in respect of such Common Shares if they had been issued or sold prior to the Distribution Date, as appropriately adjusted as provided herein as if they had been so issued or sold; PROVIDED, HOWEVER, that (i) no such Right Certificate will be issued if, and to the extent that, in its good faith judgment the Board of Directors of the Company determines that the issuance of such Right Certificate could have a material adverse tax consequence to the Company or to the Person to whom or which such Right Certificate otherwise would be issued and (ii) no such Right Certificate will be issued if, and to the extent that, appropriate adjustment otherwise has been made in lieu of the issuance thereof.

         23. REDEMPTION. (a) Prior to the Expiration Date, the Board of Directors of the Company may, at its option, redeem all but not less than all of the then-outstanding Rights at the Redemption Price at any time prior to the Close of Business on the later of (i) the Distribution Date and (ii) the Share Acquisition Date.

         (b) Immediately upon the action of the Board of Directors of the Company ordering the redemption of the Rights, and without any further action and without any notice, the right to exercise the Rights will terminate and the only right thereafter of the holders of Rights will be to receive the Redemption Price, without interest thereon. Promptly after the action of its Board of Directors ordering the redemption of the Rights, the Company will publicly announce such action, and within 10 calendar days thereafter, the Company will give notice of such redemption to the holders of the then-outstanding Rights by mailing such notice to all such holders at their last addresses as they appear upon the registry books of the Company; PROVIDED, HOWEVER, that the failure to give, or any defect in, any such notice will not affect the validity of the redemption of the Rights. Any notice which is mailed in the manner herein provided will be deemed given, whether or not the holder receives the notice. The notice of redemption mailed to the holders of Rights will state the method by which the payment of the Redemption Price will be made. The Company may, at its option, pay the Redemption Price in cash, Common Shares (based upon the current per share market price of the Common Shares (determined pursuant to Section 11(d)) at the time of redemption), or any other form of consideration deemed appropriate by the Board of Directors of the Company (based upon the fair market value of such other consideration, determined by the Board of Directors of the Company in good faith) or any combination thereof. If legal or contractual restrictions prevent the Company from paying the Redemption Price (in the form of consideration deemed appropriate by the Board of Directors) at the time of redemption, the Company will pay the Redemption Price, without interest, promptly after such time as the Company ceases to be so prevented from paying the Redemption Price.

         (c) At any time following the Share Acquisition Date, the Board of Directors of the Company may relinquish the right to redeem the Rights under this Section 23 by duly adopting a resolution to that effect. Immediately upon adoption of such resolution, the rights of the Board of Directors of the Company to redeem the Rights will terminate without further action and without any notice. Promptly after adoption of such a resolution, the Company will publicly announce such action; PROVIDED, HOWEVER, that the failure to give, or any defect in, any such notice will not affect the validity of the action of the Board of Directors of the Company.

         24. NOTICE OF CERTAIN EVENTS. (a) In case, after the Distribution Date, the Company proposes (i) to pay any dividend payable in stock of any class to the holders of Preferred Shares or to make any other distribution to the holders of Preferred Shares (other than a regular periodic cash dividend), (ii) to offer to the holders of Preferred Shares rights, options, or warrants to subscribe for or to purchase any additional Preferred Shares or shares of stock of any class or any other securities, rights, or options, (iii) to effect any reclassification of its Preferred Shares (other than a reclassification involving only the subdivision of outstanding Preferred Shares), (iv) to effect any consolidation or merger into or with, or to effect any sale or other transfer (or to permit one or more of its Subsidiaries to effect any sale or other transfer), in one or more transactions, of assets or earning power (including without limitation securities creating any obligation on the part of the Company and/or any of its Subsidiaries) representing more than 50% of the assets and earning power of the Company and its Subsidiaries, taken as a whole, to any other Person or Persons, (v) to effect the liquidation, dissolution, or winding up of the Company, or (vi) to declare or pay any dividend on the Common Shares payable in Common Shares or to effect a subdivision, combination or reclassification of the Common Shares then, in each such case, the Company will give to each holder of a Right Certificate, in accordance with Section 25, a notice of such proposed action, which specifies the record date for the purposes of such stock dividend, distribution, or offering of rights, options, or warrants, or the date on which such reclassification, consolidation, merger, sale, transfer, liquidation, dissolution, or winding up is to take place and the date of participation therein by the holders of the Common Shares and/or Preferred Shares, if any such date is to be fixed, and such notice will be so given, in the case of any action covered by clause (i) or (ii) above, at least 10 calendar days prior to the record date for determining holders of the Preferred Shares for purposes of such action, and, in the case of any such other action, at least 10 calendar days prior to the date of the taking of such proposed action or the date of participation therein by the holders of the Common Shares and/or Preferred Shares, whichever is the earlier.

         (b) In case any Triggering Event occurs, then, in any such case, the Company will as soon as practicable thereafter give to the Rights Agent and each holder of a Right Certificate, in accordance with Section 25, a notice of the occurrence of such event, which specifies the event and the consequences of the event to holders of Rights.

         25. NOTICES. (a) Notices or demands authorized by this Agreement to be given or made by the Rights Agent or by the holder of any Right Certificate to or on the Company will be sufficiently given or made if sent by first-class mail, postage prepaid, addressed (until another address is filed in writing with the Rights Agent) as follows:

                          Federated Department Stores, Inc.
                          7 West Seventh Street
                          Cincinnati, Ohio  45202
                          Attention:  General Counsel

         (b) Subject to the provisions of Section 21, any notice or demand authorized by this Agreement to be given or made by the Company or by the holder of any Right Certificate to or on the Rights Agent will be sufficiently given or made if sent by first-class mail, postage prepaid, addressed (until another address is filed in writing with the Company) as follows:

                          The Bank of New York
                          101 Barclay Street
                          New York, New York 10286
                          Attention: William Skinner


         (c) Notices or demands authorized by this Agreement to be given or made by the Company or the Rights Agent to the holder of any Right Certificate (or, if prior the Distribution Date, to the holder of any certificate evidencing Common Shares) will be sufficiently given or made if sent by first-class mail, postage prepaid, addressed to such holder at the address of such holder as shown on the registry books of the Company.

         26. SUPPLEMENTS AND AMENDMENTS. Prior to the Distribution Date and subject to the last sentence of this

Section 26, if the Company so directs, the Company and the Rights Agent will supplement or amend any provision of this Agreement without the approval of any holders of certificates representing Common Shares upon action of the Board of Directors of the Company. From and after the Distribution Date and subject to the last sentence of this Section 26, if the Company so directs, the Company and the Rights Agent will supplement or amend this Agreement without the approval of any holders of Right Certificates upon action of the Board of Directors of the Company in order (i) to cure any ambiguity, (ii) to correct or supplement any provision contained herein which may be defective or inconsistent with any other provisions herein, (iii) to shorten or lengthen any time period hereunder, (iv) to change the Redemption Price to another amount not less than $0.01 per Right, or (v) to supplement or amend the provisions hereunder in any manner which the Company may deem desirable, including without limitation the addition of other events requiring adjustment to the Rights under Sections 11 or 13 or procedures relating to the redemption of the Rights, which supplement or amendment will not, in the good faith determination of the Board of Directors of the Company, adversely affect the interests of the holders of Right Certificates (other than an Acquiring Person or an Affiliate or Associate of an Acquiring Person). Without limiting the generality or effect of the foregoing, this Agreement may be supplemented or amended to provide for such voting powers for the Rights and such procedures for the exercise thereof, if any, as the Board of Directors of the Company may determine to be appropriate. Upon the delivery of a certificate from an officer of the Company which states that the proposed supplement or amendment is in compliance with the terms of this Section 26, the Rights Agent will execute such supplement or amendment; PROVIDED, HOWEVER, that the failure or refusal of the Rights Agent to execute such supplement or amendment will not affect the validity of any supplement or amendment adopted by the Company, any of which will be effective in accordance with the terms thereof. Notwithstanding anything in this Agreement to the contrary, no supplement or amendment will be made which decreases the stated Redemption Price to an amount less than $0.01 per Right or the period of time remaining until the Final Expiration Date or which modifies a time period relating to when the Rights may be redeemed at such time as the Rights are not then redeemable.

         27. EXCHANGE. (a) The Board of Directors of the Company may, at its option, at any time after the later of the Distribution Date and the first occurrence of a Triggering Event, exchange all or part of the then-outstanding and exercisable Rights (which will not include Rights that have become void pursuant to the provisions of Section 11(a)(ii)) for Common Shares at an exchange ratio of one Common Share per Right, appropriately adjusted to reflect any stock split, stock dividend, or similar transaction occurring after the date hereof (such exchange ratio being hereinafter referred to as the "Exchange Ratio"). Notwithstanding the foregoing, the Board of Directors will not be empowered to effect such exchange at any time after any Person (other than the Company, any Subsidiary of the Company, any employee benefit plan of the Company or any such Subsidiary, or any entity holding Common Shares for or pursuant to the terms of any such plan), who or which, together with all Affiliates and Associates of such Person, becomes the Beneficial Owner of 50% or more of the then-outstanding Common Shares.

         (b) Immediately upon the action of the Board of Directors of the Company ordering the exchange of any Rights pursuant to Section 27(a), and without any further action and without any notice, the right to exercise such Rights will terminate and the only right with respect to such Rights thereafter of the holder of such Rights will be to receive that number of Common Shares equal to the number of such Rights held by such holder multiplied by the Exchange Ratio. Promptly after the action of the Board of Directors of the Company ordering the exchange of any Rights pursuant to Section 27(a), the Company will publicly announce such action, and within 10 calendar days thereafter will give notice of any such exchange to all of the holders of such Rights at their last addresses as they appear upon the registry books of the Rights Agent; PROVIDED, HOWEVER, that the failure to give, or any defect in, such notice will not affect the validity of such exchange. Any notice which is mailed in the manner herein provided will be deemed given, whether or not the holder receives the notice. Each such notice of exchange will state the method by which the exchange of the Common Shares for Rights will be effected and, in the event of any partial exchange, the number of Rights which will be exchanged. Any partial exchange will be effected pro rata based on the number of Rights (other than Rights which have become void pursuant to the provisions of Section 11(a)(ii)) held by each holder of Rights.

         (c) In any exchange pursuant to this Section 27, the Company, at its option, may substitute for any Common Share exchangeable for a Right, (i) equivalent common shares (as such term is used in Section 11(a)(iii)), (ii) cash, (iii) debt securities of the Company, (iv) other assets, or (v) any combination of the foregoing, in any event having an aggregate value which the Board of Directors of the Company determines in good faith to be equal to the current market value of one Common Share (determined pursuant to Section 11(d)) on the Trading Day immediately preceding the date of exchange pursuant to this
Section 27.

         28. SUCCESSORS; CERTAIN COVENANTS. All the covenants and provisions of this Agreement by or for the benefit of the Company or the Rights Agent will be binding on and inure to the benefit of their respective successors and assigns hereunder.

         29. BENEFITS OF THIS AGREEMENT. Nothing in this Agreement will be construed to give to any Person other than the Company, the Rights Agent, and the registered holders of the Right Certificates (and, prior to the Distribution Date, the Common Shares) any legal or equitable right, remedy, or claim under this Agreement. This Agreement will be for the sole and exclusive benefit of the Company, the Rights Agent, and the registered holders of the Right Certificates (or prior to the Distribution Date, the Common Shares).

         30. SEVERABILITY. If any term, provision, covenant, or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, or unenforceable, the remainder of the terms, provisions, covenants, and restrictions of this Agreement will remain in full force and effect and will in no way be affected, impaired, or invalidated.

         31. GOVERNING LAW. This Agreement and each Right Certificate issued hereunder will be deemed to be a contract made under the internal substantive laws of the State of Delaware and for all purposes will be governed by and construed in accordance with the internal substantive laws of such State applicable to contracts to be made and performed entirely within such State.

         32. COUNTERPARTS. This Agreement may be executed in any number of counterparts and each of such counterparts will for all purposes be deemed to be an original, and all such counterparts will together constitute but one and the same instrument.

         33. DESCRIPTIVE HEADINGS, ETC. Descriptive headings of the several Sections of this Agreement are inserted for convenience only and will not control or affect the meaning or construction of any of the provisions hereof. Unless otherwise expressly provided, references herein to Articles, Sections, and Exhibits are to Articles, Sections, and Exhibits of or to this Agreement.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and their respective corporate seals to be hereunto affixed and attested, all as of the day and year first above written.


[SEAL]

Attest:                                        FEDERATED DEPARTMENT STORES, INC.


/s/ John R. Sims                               By: /s/ Dennis J. Broderick
- - ---------------------------------                  ----------------------------
John R. Sims                                       Dennis J. Broderick
Assistant Secretary                                Senior Vice President



[SEAL]

Attest:                                        THE BANK OF NEW YORK


/s/ Daniel M. Egan                             By: /s/ John I. Siverrsen
- - ---------------------------------                  ----------------------------
Name: Daniel M. Egan                               Name:  John I. Siverrsen
Title: Assistant Treasurer                         Title: Vice President